Exhibit 99.1
JOINT PRESS RELEASE
NEWS RELEASE
NTT DATA AND INTELLIGROUP ENTER INTO DEFINITIVE MERGER AGREEMENT
NTT DATA Announces All-Cash Tender Offer for 100% of Intelligroup Shares
Intelligroup Enhances NTT DATA’s ERP Presence
Tokyo, Japan, June 14, 2010 / Princeton, NJ, June 14, 2010 — NTT DATA Corporation (Tokyo Stock Exchange, First Section: 9613) (“NTT DATA”), the Japan-based leading IT services company, and Intelligroup, Inc. (OTC: ITIG) (“Intelligroup”), a US-based IT services company, today announced that they have entered into a merger agreement pursuant to which NTT DATA will acquire Intelligroup for approximately US$199 million through an all-cash tender offer, followed by a second-step merger to acquire all remaining shares at the same price paid in the tender offer.
NTT DATA, through its wholly-owned subsidiary, Mobius Subsidiary Corporation, will make an offer to purchase all outstanding shares of Intelligroup common stock for US$4.65 per share, which represents a 21.1% premium to Intelligroup’s average closing stock price over the last three-month period ended June 11, 2010, and a 27.7% premium over the closing price of Intelligroup’s common stock on June 11, 2010. The tender offer is scheduled to commence within 6 business days and will expire after 20 business days unless the offer is extended. The tender offer is conditioned on the tender of more than a majority of Intelligroup’s outstanding shares on a fully-diluted basis, and various other conditions, including customary regulatory approvals. The transaction is not conditioned on financing.
The transaction was unanimously approved by the Boards of Directors of both Intelligroup and NTT DATA, and the Board of Directors of Intelligroup will recommend that Intelligroup’s stockholders tender their shares in the offer. In connection with the offer, SB Asia Infrastructure Fund, LP and Venture Tech Assets Private Ltd, which collectively hold approximately 62.9% of Intelligroup’s outstanding common stock, have agreed to tender their shares into the offer.
Intelligroup is an enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services primarily related to SAP, Oracle and Microsoft applications for global corporations. Intelligroup has developed industry award winning ERP-related tools and pre-configured, vertical specific solutions that reduce costs and deliver quick return on investment for customers. Intelligroup is a services partner of SAP, Oracle, and Microsoft in multiple regions, and is featured in leading IT analysts’ ERP and outsourcing reports. Intelligroup currently provides SAP, Oracle and related services to major corporations located in the US, UK, Denmark, Japan, India and the Middle East, which would complement NTT DATA’s services/solutions business and its customer base for such services.
The transaction would give NTT DATA access to Intelligroup’s blue-chip client base and specialized knowledge of SAP and Oracle. NTT DATA would also benefit from Intelligroup’s deep industry experience and solutions focused on the life sciences, high-tech and discrete manufacturing, and consumer packaged goods verticals and its efficient global delivery model, enabled by world-class delivery centers in India. Furthermore, the transaction would result in better service for Intelligroup’s and NTT DATA’s global client bases, through coordination and cooperation with NTT DATA global affiliates.
Commenting on the transaction, Toru Yamashita, President & CEO of NTT DATA, said, “We are extremely pleased to announce our alliance with Intelligroup, a company highly reputable in the ERP business, with top-class employees around the globe. We believe that through this alliance, we will gain access to Intelligroup’s global operation network, which will allow us to provide higher quality services in more places and assist clients in the further innovation of their businesses.”
Vikram Gulati, Chief Executive Officer of Intelligroup, added, “NTT DATA’s size and global IT capabilities including data centers and cloud computing enhance significantly our ERP solution capability and also allow us to offer Total Outsourcing solutions. It enables us to offer enhanced vertical offerings, and greater geographic coverage to our customers. Further, this allows us to leverage the financial strength of NTT DATA which enables us to make greater and more long-term investments in the business. The synergy between the two firms creates a formidable force that will enable us to win in the marketplace.”
Mitsubishi UFJ Morgan Stanley Securities Co. is acting as the exclusive financial advisor, and Morrison & Foerster LLP is acting as the legal advisor to NTT DATA on this transaction. Credit Suisse Securities (USA) LLC is acting as the exclusive financial advisor to Intelligroup, and Jones Day and Lowenstein Sandler PC are acting as Intelligroup’s legal advisors.
MEDIA CONTACTS
Intelligroup, Inc.
Investor Relations:
Norberto Aja and David Collins
Jaffoni & Collins Incorporated
itig@jcir.com
212-835-8500
Public Relations:
Pat Gray
pat.gray@intelligroup.com
646-810-7405
NTT DATA
Public Relations:
Georgeson Inc.
Thomas Gardiner
tgardiner@georgeson.com
212-440-9872
NTT DATA Public Relations Department
webmaster@nttdata.co.jp
Investor Relations:
NTT DATA Investor Relations and Finance Office
stfsir@nttdata.co.jp

NOTES TO EDITORS
About NTT DATA CORPORATION
NTT DATA is a quoted subsidiary of Nippon Telegraph and Telephone Corporation (“NTT”). It offers a broad range of IT services including consulting, systems integration and IT outsourcing. NTT DATA posted total revenues of approx. JPY 1.1 trillion (USD 12.7 billion) for the year ended March 31, 2010, and has more than 34,500 employees. NTT DATA has taken various steps to develop the international business.
For further information please visit:
http://www.nttdata.co.jp/en/index.html
About Intelligroup, Inc.
Intelligroup is an enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners and IT industry analysts for consistently exceeding expectations. Intelligroup won a global 2009 SAP Pinnacle Award, and is ranked as a ‘Leader’ on the 2010 Global Outsourcing 100® list by the International Association of Outsourcing Professionals (IAOP)®. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients.
For further information please visit:
http://www.intelligroup.com/
NOTE TO INVESTORS
The tender offer to purchase shares of Intelligroup common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Intelligroup common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Mobius Subsidiary Corporation, a wholly-owned subsidiary of NTT DATA, will file with the SEC and mail to Intelligroup stockholders. At the time the tender offer is commenced, Intelligroup will file a Solicitation / Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). Security holders of Intelligroup are advised to read the Tender Offer Statement and Recommendation Statement when they become available, because they will contain important information about the tender offer. Investors and security holders of Intelligroup also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Mobius Subsidiary Corporation with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Intelligroup (when these documents become available) on the SEC’s website at http://www.sec.gov.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “expects,” “could,” “should,” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect NTT DATA’s and Intelligroup’s current perspectives on existing trends and information. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond NTT DATA’s and Intelligroup’s control.